Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of ServiceNow, Inc. (formerly Service-now.com) of our report dated March 30, 2012, except for Note 18, “Subsequent Events,” as to which the date is May 23, 2012, relating to the consolidated financial statements of ServiceNow, Inc. (formerly Service-now.com), which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-184674). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

November 14, 2012